EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

August 28, 2012

Voyageur Mutual Funds III
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Voyageur Mutual Funds III set forth below (the “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period from August 28, 2012 through August 28, 2013 or, if longer, until the Fund is offered to all new investors.

Fund	Class	12b-1 Cap
Delaware Select Growth Fund	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Mutual Funds III

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: August 28, 2012